CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 20, 2013

To the Participants, Benefit Plan Administration Committee, and Investment Committee
DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by
Local 223 of the Utility Workers Union of America

We consent to the incorporation, by reference in Registration Statement No. 333-157768 of DTE Energy Company on Form S-8, of our report dated June 20, 2013, with respect to the statements of net assets available for benefits of the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America as of December 31, 2012 and 2011, and the related statement of changes in net assets available for benefits for the year ended December 31, 2012, which report appears in the December 31, 2012 Annual Report on Form 11-K of the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America.

/s/ GEORGE JOHNSON & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS
Detroit, Michigan